For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621

For Immediate Release

Financial Dynamics
Eric Boyriven/Alex Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2007 THIRD QUARTER RESULTS

SEGUIN, Texas, October 31, 2007 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter and nine months ended September 30, 2007.

Net sales for the third quarter increased 10% to $126.0 million from $114.7 million for the same period last year.  Net income for the quarter was $4.2 million, or $0.42 per diluted share, compared to net income of $3.1 million, or $0.31 per diluted share in the third quarter of 2006, an increase of 38%.  Results of the 2007 third quarter included those of Nite-Hawk and Henke, which were acquired on July 14, 2006 and March 6, 2007, respectively.  Excluding those acquisitions, net sales for the quarter were $124.1 million and net income was $4.2 million, or $ 0.43 per diluted share.

For the first nine months of 2007, net sales were $378.1 million, an increase of 10% compared with $344.6 million in the first nine months of 2006.  Net income for the nine-month period in 2007 was $9.1 million, or $0.91 per diluted share, a 12% decrease from the prior year’s net income of $10.3 million, or $1.04 per diluted share.  Without the acquisitions referenced above or of Gradall, acquired February 3, 2006, and VacAll, acquired May 26, 2006, net sales were $361.6 million and net income was $13.0 million, or $1.30 per diluted share.

North American Industrial Division sales increased by 4% to $60.9 million in the third quarter of 2007 compared to $58.6 million in the third quarter of 2006.  Excluding the acquisitions of Nite-Hawk and Henke, sales were $59.0 million, an increase of 1.0%, reflecting moderate general improvement in this sector of our business.

Sales for Alamo’s North American Agricultural Division were $31.2 million in the third quarter of 2007, an increase of 21% versus the $25.8 million achieved in 2006.  This is indicative of general improvement in the U.S. agricultural market despite drought conditions in the southeastern U.S. that have negatively affected farmers in this region.

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ALAMO GROUP INC. ANNOUNCES 2007 THIRD QUARTER RESULTS	PAGE 2

Alamo Group’s European Division sales in the third quarter of 2007 were $33.9 million, an increase of 12% over sales of $30.3 million in the same period of 2006.  This segment has benefited from aggressive marketing efforts and Alamo Group continues to be aided by exchange rate gains against the weak U.S. dollar.

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented,  “In our last quarterly report we projected the second half of 2007 would show tangible evidence of the progress we are making in our internal improvements and better market conditions.  We believe our results in the third quarter support this assertion as moderate market improvements combined with efficiency gains, particularly in our Agricultural Division, led to earnings improvement in the quarter.  This was achieved even with weak results from our Gradall and VacAll units.  Gradall has been impacted by declines in the North American wheeled excavator market and supplier issues, which, as in the second quarter, have caused delays in some of our deliveries.  VacAll continues to be hampered by consolidation and restructuring issues since their acquisition in 2006.  These VacAll issues alone account for the majority of the negative difference between our earnings and the earnings we would have made without the recent acquisitions as referenced earlier.  We bought VacAll out of bankruptcy and soon after relocated their operations from Alabama to our Gradall facilities in Ohio.  The issues have been more challenging and taken longer to resolve than we anticipated.  However, we are making progress and feel VacAll will be an important addition to our Company in the years to come.”

“While we are pleased with the progress in the quarter, we remain focused on improving profitability and ensuring all divisions are performing up to their potential. We believe the gains in sales and profitability experienced in the third quarter will continue in the fourth quarter of 2007 compared to 2006, and we are optimistic about the outlook for Alamo Group in 2008.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow blowers, pothole patchers, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,300 employees and operates sixteen plants in North America, Europe and Australia as of September 30, 2007.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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ALAMO GROUP INC. ANNOUNCES 2007 THIRD QUARTER RESULTS	PAGE 3

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP REPORTS 2007 THIRD QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	09/30/07	09/30/06	09/30/07	09/30/06
North American
Industrial	$60,862	$58,637	$186,510	$172,241
Agricultural	31,210	25,780	90,521	82,631
European	33,884	30,321	101,058	89,702
Total Sales	125,956	114,738	378,089	344,574

Cost of sales	99,574	91,484	303,796	274,464
Gross margin	26,382	23,254	74,293	70,110
	20.9%	20.3%	19.6%	20.3%

Operating Expenses	18,716	17,415	55,929	50,247
Income from Operations	7,666	5,839	18,364	19,863
	6.1%	5.1%	4.9%	5.8%

Interest Expense	(2,025)	(1,812)	(6,415)	(5,010)
Interest Income	414	188	1,047	545
Other Income (Expense)	235	66	469	(102)

Income before income taxes	6,290	4,281	13,465	15,296
Provision for income taxes	2,074	1,215	4,381	4,949

Net Income	$4,216	$3,066	$9,084	$10,347

Net income per common share:
Basic	$0.43	$0.31	$0.93	$1.06

Diluted	$0.42	$0.31	$0.91	$1.04

Average common shares:
Basic	9,790	9,760	9,775	9,754

Diluted	9,972	9,930	9,961	9,922

Summary Balance Sheet Data

	09/30/07	12/31/06	09/30/06
Receivables	100,880	97,825	97,864
Inventories	126,742	116,175	122,116
Current Liabilities	70,691	59,803	69,200
Long Term Debt	91,166	78,526	83,622
Equity	196,426	181,734	177,990